UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 30, 2014 (December 23, 2014)

American Realty Capital – Retail Centers of America, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

000-55198	27-3279039
(Commission File Number)	(IRS Employer Identification No.)

405 Park Avenue, 14th Floor New York, NY 10022
(Address, including zip code, of Principal Executive Offices)

(212) 415-6500
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
The Shops at West End
On December 23, 2014, following the completion of its due diligence review of The Shops at West End, a lifestyle center located in St. Louis Park, Minnesota ("West End"), American Realty Capital – Retail Centers of America, Inc. (the "Company") finalized the prerequisite conditions to acquire West End pursuant to the agreement for purchase and sale, as amended, dated November 3, 2014, by and between AD West End, LLC (the "Seller") and the Company's sponsor, American Realty Capital IV, LLC (the "Agreement"). The foregoing description of the Agreement is a summary and is qualified in its entirety by the terms of the Agreement.
The description of West End set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

Item 2.01. Completion of Acquisition or Disposition of Assets.
The Shops at West End
On December 23, 2014, the Company acquired the fee simple interest in West End at a contract purchase price of $117.1 million, exclusive of closing costs. The Company acquired West End from the Seller. The Seller does not have a material relationship with the Company and the acquisition was not an affiliated transaction.
West End contains 381,506 rentable square feet and is 93% leased to 41 tenants. Three tenants, ShowPlace ICON Theatre, Cub Foods and Latitude 360, Inc. (OTCMKTS: LATX), represent approximately 43% of the annualized rental income of West End.
The lease to ShowPlace ICON Theatre contains 59,500 rentable square feet. The lease commenced in November 2009, has a 20-year term and expires in November 2029. The lease contains rental escalations of 10.0% in 2019 and 2024. The lease contains two renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $1.7 million.
The lease to Cub Foods, a wholly owned subsidiary of SUPERVALU INC. (NYSE: SVU), contains 55,288 rentable square feet. The lease commenced in August 2009, has a 20-year term and expires in December 2029. The lease contains rental escalations of 7.0% in 2015, 6.5% in 2020 and 6.1% in 2025. The lease contains four renewal options of five years each. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $1.2 million.
The lease with Latitude 360, Inc. contains 43,808 rentable square feet. The lease commenced in August 2014, has an 11-year term and will expire in May 2025. The lease contains a rental escalation of 10.0% in 2020. The lease contains one renewal option of five years. The lease is net whereby the tenant is required to pay its pro rata share of operating expenses, in addition to base rent, subject to certain conditions. The annualized rental income for the initial lease term is $1.1 million.
The Company funded the acquisition of West End with proceeds from the sale of its common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

December 30, 2014	By:	/s/ William M. Kahane
		Name:	William M. Kahane
		Title:	Chief Executive Officer and Chairman of the Board of Directors